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                      September 29, 2022

       Roger Smith
       Chief Financial Officer
       Ur-Energy Inc.
       10758 West Centennial Road, Suite 200
       Littleton, CO 80127

                                                        Re: Ur-Energy, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 9, 2022
                                                            File No. 001-33905

       Dear Mr. Smith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation